EX-99.2.a.i

Amendment Dated January 16, 2019
to the Amended and Restated By-Laws of
Delaware Investments National Municipal Income Fund
Dated October 15, 2007

WHEREAS, Article X, Section 1 of the Amended and Restated By-Laws provides that the Amended and Restated By-Laws may be amended by the Board of Trustees (the “Board”); and
WHEREAS, by resolution dated November 15, 2018, the Board authorized the Amended and Restated By-Laws to be amended as set forth below.
NOW, THEREFORE, the Amended and Restated By-Laws are hereby amended as follows:
Article II, Section 2 is replaced in its entirety as follows:
Section 2.
(a) ANNUAL MEETINGS.  An “annual meeting” of shareholders means any meeting of shareholders called for the purpose of electing trustees of the Trust and transacting any other business within the Trust’s powers, provided that only one annual meeting may be held during a calendar year.  An annual meeting of the shareholders may be called at any time by the Board of Trustees, chairperson of the Board of Trustees, or president of the Trust (as defined under Section 1 of Article V herein), at a time and date fixed by such person calling the meeting. To be properly brought before an annual meeting of shareholders, business must be specified in the notice of meeting (i) given by or at the direction of the Board of Trustees, or (ii) otherwise properly brought before the meeting by a shareholder pursuant to and in accordance with Section 12 of these By-Laws. In the event an annual meeting is not held at the time fixed in accordance with these By-laws or the time for an annual meeting is not fixed in accordance with these By-laws to be held within thirteen (13) months after the most recent annual meeting, the Trust may designate a special meeting held thereafter as a special meeting in lieu of an annual meeting, and the meeting shall have the effect of an annual meeting.

 (b) SPECIAL MEETINGS. A “special meeting” of shareholders (i.e., any meeting of shareholders that is not an annual meeting) may be called at any time (i) by the Board of Trustees, the chairperson of the Board of Trustees, or the President, for the purpose of taking action upon any matter deemed by the Board of Trustees to be necessary or desirable; or (ii) upon the written request of the holders of at least 40% of the shares entitled to vote at such meeting or such lesser percentage as shall constitute the maximum percentage required by law for this purpose at any time at which the Trust shall have a class of voting stock registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or at which the Trust is registered as an investment company under the Investment Company Act of 1940, as amended. A written shareholder request for a special meeting shall state the purpose of the meeting and the matters proposed to be acted on at the meeting.  Upon receipt of a written request from shareholders entitled to call a special meeting, the secretary of the Trust shall notify each shareholder entitled to notice of the meeting.  The Board of Trustees shall have the sole power to fix: (i) the record date for determining shareholders entitled to request a special meeting of the shareholders and the record date for determining shareholders entitled to notice of and to vote at the special meeting; and (ii) the date, time, and place, if any, and the means of remote communication, if any, by which shareholders and proxy holders may be considered present in person and may vote at the special meeting.  No meeting shall be called upon the request of shareholders to consider any matter that is substantially the same as a matter voted upon at any meeting of the shareholders held during the preceding twelve (12) months, unless requested by the holders of a majority of all shares entitled to be voted at such meeting. To be properly brought before a special meeting of shareholders, business must be specified in the notice of meeting.

; and
Article II, Section 3 is replaced in its entirety as follows:
Section 3. NOTICE OF SHAREHOLDERS’ MEETING. All notices of meetings of shareholders shall be sent or otherwise given, in accordance with Section 4 of this Article, not less than seven (7) nor more than sixty (60) days before the date of the meeting. The notice shall specify (i) the place, date and time of the meeting, and (ii) the general nature of the business to be transacted.

; and
Article II is amended to include Sections 12 and 13 as follows:
Section 12. SHAREHOLDER PROPOSALS.

(a) Proponents.  The nominations of individuals for election to the Board of Trustees and other lawfully permissible proposals to be considered by shareholders may be presented at an annual meeting of the shareholders by properly being brought before the meeting by a Person who: (i) is either (x) a shareholder at each of the time of the giving of notice provided for in this Section 12, on the record date for the annual meeting, and at the time of the annual meeting, or (y) a Person (a “Nominee Holder”) that holds shares entitled to vote at meetings of shareholders through a nominee or “street name” holder of record and demonstrates to the Trust such indirect  ownership and entitlement to vote such shares, and is a Nominee Holder at each of the time of the giving of notice provided for in this Section 12, on the record date for the annual meeting, and at the time of the meeting (such shareholder or Nominee Holder to be referred to as a “Proponent”); and (ii) complies with the applicable notice procedures set forth in this Section 12.

(b) Shareholder Notice.  For nominations or a proposal to be properly brought before an annual meeting by a Proponent: (i) the Proponent must have given timely notice thereof in writing to the secretary of the Trust at the principal executive offices of the Trust (the “Shareholder Notice”); and (ii) the Proponent or its representative (the “Proponent Representative”) must attend the annual meeting in person and present the nominations or the proposal to be considered. To be timely, a Shareholder Notice must be made in writing and received by the secretary of the Trust by close of business not more than 150 days and not less than 120 days before the first anniversary of the date that the Trust’s proxy statement was released to shareholders in connection with the previous year’s annual meeting (the “Prior Mailing Date”).  In no event shall the adjournment of an annual meeting, or any announcement thereof, commence a new period for the giving of notice as provided in this Section.

(c) Other Annual Meeting Date.  If and only if the annual meeting is not scheduled to be held within a period that commences thirty (30) days before the first anniversary of the prior year’s annual meeting (the “Prior Annual Meeting Date”) and ends thirty (30) days after the first anniversary of the Prior Annual Meeting Date (an annual meeting date outside such period being referred to as an “Other Annual Meeting Date”), such Shareholder Notice shall be considered timely hereunder if given in the manner provided herein by the later of the close of business on (i)

the date 120 days before the first anniversary of the Prior Mailing Date, or (ii) the 10th day following the date such Other Annual Meeting Date is first publicly announced or disclosed; provided, however, that if the Other Annual Meeting Date was disclosed in the proxy statement for the prior year’s annual meeting, then the dates for receipt of the Shareholder Notice shall be calculated in accordance with Section 12(b) above based on such Other Annual Meeting Date and disclosed in the proxy statement for the prior year’s annual meeting.

(d) Change in Board Seats.  Notwithstanding anything in these By-laws to the contrary, in the event that the number of Trustees to be elected to the Board of Trustees of the Trust is increased, and either all of the nominees for Trustee or the size of the increased Board of Trustees are not publicly announced or disclosed by the Trust at least 150 days prior to the first anniversary of the Prior Mailing Date, a Shareholder Notice shall be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if given in the manner provided herein by the later of the close of business on (i) the date 120 days before the first anniversary of the Prior Mailing Date, or (ii) the 10th day following the date that all of such nominees or the size of the increased Board of Trustees shall have been publicly announced or disclosed.

(e) Nominations.  An individual may be nominated by a Proponent for election as a Trustee of the Trust only by a holder of a class of shares entitled to vote on the election of such nominee.  The Shareholder Notice given by a Proponent to the secretary of the Trust with respect to nominations for the election of Trustees shall set forth in writing: (i) the name, age, business address and, if known, residence address of each nominee proposed in such Shareholder Notice; (ii) the principal occupation or employment of each such nominee; (iii) the number of shares which are beneficially owned by each such nominee; (iv) whether the Proponent believes each nominee is or will be an “interested person” of the Trust (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)); (v) the written and signed consent of each person to be nominated, to be named as a nominee and to serve as a Trustee if elected; and (vi) all other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Commission had each such nominee been nominated by the Board of Trustees of the Trust. In addition, the Proponent shall promptly provide any other information reasonably requested by the Trust to determine the eligibility of such proposed nominee to serve as a Trustee of the Trust.

(f) Proposals.  To be in proper written form, a Shareholder Notice given by a Proponent to the secretary of the Trust with respect to a proposal to be brought before an annual meeting shall set forth in writing: (a) as to the matter the Proponent proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting (including the text of any resolutions proposed for consideration) and the reasons for conducting such business at the annual meeting; and (b) as to the Proponent and the beneficial owner, if any, on whose behalf the proposal is being made: (i) the name and address of each such person, and of any holder of record of the Proponent’s shares as they appear on the Trust’s books; (ii) the class and number of all shares of the Trust that are owned by each such person (beneficially and of record) and owned by any holder of record of each such person’s shares, as of the date of the Shareholder Notice, and a representation that the Proponent will notify the Trust in writing of the class and number of such shares owned of record and beneficially by each such person as of the record date for the meeting not later than five business days following the later of the record date or the date notice of the record date is first publicly disclosed; (iii) any material interest of each such person, or any affiliates or associates of each such person, in such business; (iv) a description of any agreement, arrangement or understanding with respect to such business between or among each such person and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the Proponent will notify the Trust in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting not later than five business days following the later of the record date or the date notice of the record date is first publicly disclosed; (v) a description of any agreement, arrangement or understanding (including any derivative instruments, swaps, warrants, short positions, profit interests, options, hedging transactions, borrowed or loaned shares or other transactions) that has been entered into as of the date of the Shareholder Notice by, or on behalf of, each such person or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of each such person or any of its affiliates or associates with respect to shares of the Trust, and a representation that the Proponent will notify the Trust in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting not later than five business days following the later of the record date or the date notice of the record date is first publicly disclosed; (vi) a representation that the Proponent is a holder of record or beneficial owner of shares of the Trust entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to propose such business; (vii) a representation whether the Proponent intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Trust’s outstanding shares required to approve the proposal and/or otherwise to solicit proxies from shareholders in support of the proposal; and (viii) any other information relating to each such person or the proposal that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by each such person with respect to the proposed business to be brought by each such person before the annual meeting pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, had the proposal been proposed by the Board of Trustees of the Trust and included in the Trust’s proxy statement for the annual meeting.

(g) Presence at Meeting; Proponent Representative.  Notwithstanding the foregoing provisions of this Section, unless otherwise required by law, if the Proponent or a Proponent Representative does not appear at the annual meeting of shareholders of the Trust to present the nomination or proposal, then the nomination or proposal shall be disregarded and shall not be brought before the meeting, notwithstanding that proxies in respect of the nomination or proposal may have been received by the Trust.  For purposes of this Section, a Proponent Representative must be either (i) a duly authorized officer, manager or partner of the Proponent, and the Proponent Representative must deliver an incumbency certificate evidencing such position to the acting secretary at the meeting, or (ii) authorized by a writing executed by the Proponent to act as proxy for the Proponent at the meeting, and the Proponent Representative must deliver a copy of such writing to the acting secretary at the meeting.

(h) Definition of “Beneficially Owned”.  As used herein, shares “beneficially owned” shall mean all shares which a Person is deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the Exchange Act.

(i) Definition of “Publicly Announced or Disclosed”.  For purposes of this Section, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, or comparable national news service, or in a document publicly filed by the Trust with the Commission.

Section 13. CONDUCT OF SHAREHOLDER MEETINGS.

(a) Chairperson and Secretary of the Meeting.  The president, any vice president, or other officer of the Trust so designated by the president or any vice president, shall act as chairperson and preside over a meeting of shareholders.  The secretary or an assistant secretary of the Trust, or an individual appointed by the chairperson of the meeting, shall act as secretary of the meeting.

(b) Powers of the Chairperson.  The order of business, the time of opening and closing the polls for each matter upon which shareholders will vote, and all other matters of conduct or procedure at any meeting of shareholders shall be determined by the chairperson of the meeting, and any such determination shall be conclusive and binding upon the meeting for all purposes.  The chairperson shall have the power and duty to determine whether notice of nominees and other proposals to be brought before a meeting has been duly given in the manner provided in this Article, or whether any such nomination or proposal has properly come before the meeting in accordance with the Trust’s governing instruments and/or applicable law, and if not so given or brought, shall direct and declare at the meeting that such nominees or other proposals are out of order and/or shall not be considered.  Unless otherwise determined by the chairperson, meetings of shareholders shall not be required to be held in accordance with any rules of parliamentary procedure.

(c) Rules of Conduct.  Except to the extent inconsistent with any resolutions, rules, regulations or procedures adopted by the Board of Trustees, the chairperson of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairperson, are necessary, desirable or appropriate for the proper conduct of the meeting, including, without limitation: (i) restricting admission to the time set for the commencement of the meeting; (ii) limiting attendance at the meeting to shareholders of record or Nominee Holders as of the record date of the meeting, their duly authorized proxies, Proponent Representatives, and other such individuals as the chairperson of the meeting may determine; (iii) limiting participation at the meeting on any matter to shareholders or Nominee Holders entitled to vote on such matter, their duly authorized proxies, Proponent Representatives, and other such individuals as the chairperson of the meeting may determine; (iv) limiting the time allotted to questions or comments by participants; (v) determining when the polls should be opened and closed; (vi) maintaining order and security at the meeting; (vii) removing any shareholder, Nominee Holders, Proponent Representatives, or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairperson of the meeting; and (viii) concluding, recessing, or adjourning the meeting.

(d) Except as otherwise required by law, nothing in this Section 13 shall obligate the Trust or the Board of Trustees to include in any proxy statement or other shareholder communication distributed on behalf of the Trust or the Board of Trustees information with respect to any nominee for Trustee submitted by a shareholder.

Adopted and approved as of January 16, 2019 pursuant to authority delegated by the Board.

/s/ David F. Connor
David F. Connor
Secretary